Exhibit (c)(15) SEARS OUTLET BOARD UPDATE AUGUST 25, 2019 ConfidentialExhibit (c)(15) SEARS OUTLET BOARD UPDATE AUGUST 25, 2019 Confidential

VINTAGE CAPITAL BID – CALCULATION OF NET PROCEEDS

PJ SOLOMON

Below is the calculation of net proceeds to current SHOS shareholders, which reflect the current bid by Liberty Tax, an affiliate of Vintage Capital

- Vintage Capital submitted a preemptive Letter of Intent on June 11, 2019, more than two weeks ahead of the deadline of June 28, 2019
  - Initial Indication of Interest was for net proceeds to shareholders of $122 million
- Ultimately, after outreach to 135 parties, 17 of whom signed NDAs and received a CIM, Vintage Capital was the only party to submit a Letter of Intent
- The Company entered into an exclusivity agreement with Vintage Capital on July 21, 2019, which was extended once
  - Vintage Capital agreed to increase net proceeds to shareholders to $130 million after an adjustment of expenses capped at $11.9 million, implying an enterprise value of $142 million
- After further diligence during exclusivity, Vintage Capital revised its bid to net proceeds of $121 million (also subject to an expenses cap of $11.9 million), implying an enterprise value of $132.9 million
- $121 million in net proceeds would result in $1.00 of additional consideration per share to shareholders above the $2.25 base merger consideration payable by Transform Holdco

Vintage Capital Bid - Calculation of Net Proceeds	
Implied TEV	$132,900,000
Less: Adjustment Cap [(1)]	(11,900,000)
Net Proceeds to Shareholders	$121,000,000
Less: Minimum Sale Proceeds	97,500,000
Excess Proceeds	**$23,500,000**
Common Shares	*22,702,132*
RSUs	*781,618*
Fully Diluted Shares	*23,483,750*
Excess Proceeds / Share [(2)]	**$1.00**
Total Merger Consideration / Share [(2)]	**$3.25**

(1) Includes transaction expenses, taxes, D&O insurance and incentive payments.
(2) Subject to change based on calculation of final Net Proceeds, including as a result of any working capital shortfall.

1

PROCESS TIMETABLE

PJ SOLOMON

Definitive Agreement documentation / negotiations are being finalized; the process is within the parameters laid out in the merger agreement with Transform Holdco



Week #:
1 2 3 4 5 6 7 8 9 10 11 12 13 14 15 16 17 18 19 20 21 22 23 24 25 26
End Date:
6/8 6/15 6/22 6/29 7/6 7/13 7/20 7/27 8/3 8/10 8/17 8/24 8/31 9/7 9/14 9/21 9/28 10/5 10/12 10/19 10/26 11/2 11/9 11/16 11/23 11/30
Initial Nonbinding IOIs 6/28/19
Final Bids 8/2/19
Definitive Agreement Deadline 8/24/19
Close Deadline 10/23/19
2 weeks
2 weeks
4 weeks
3 weeks
5 weeks
3 weeks
3 weeks
5 weeks
Definitive Agreement Deadline Extension (a) 9/3/19
Close Deadline Extension (b) 11/7/19
3 weeks
8.5 weeks

Stage One (completed)
- Initiate Contacts / Execute NDAs
- Distribute CIM
- Facilitate Preliminary Bidder Diligence

Stage Two (completed)
- Finalize Mgmt Presentation / Data Room

Initial Bids (completed)
- Receive and Evaluate Initial Nonbinding IOIs

Stage Three (completed)
- Data Room Access
- Management Presentations
- Draft Purchase Agreement
- Bidder Diligence

Final Bids (completed)
- Receive and Evaluate Final Bids

Stage Four (finalizing)
- Negotiate Definitive Agreement
- Close Transaction

Stage One: Preparation & Pre-Marketing
- PJ SOLOMON due diligence
- Build financial forecast / model
- Prepare Confidential Information Memorandum
- Prepare and finalize buyers list
- Contact list of potential bidders
- Negotiate NDAs
- Prepare 1st round bid instruction letter
- Distribute Confidential Information Memorandum and respond to inquiries from bidders

Stage Two: Marketing
- Facilitate bidder due diligence
- Prepare Management Presentation and data room
- Bidders submit initial indications of interest, including proposed value, terms and financing

Stage Three: Diligence
- Select limited number of parties based on value, financing, timing, contingencies, due diligence requirements and other factors
- Open data room
- Organize due diligence visits with selected bidders (including Management Presentation)
- Distribute purchase agreement and final bid instructions
- Bidders submit final bids

Stage Four: Negotiation, Sign / Announce
- Receive and analyze final bids
- Negotiate with top bidder(s)
- Negotiate definitive agreement
- Negotiate with Transform if
- matching rights are applicable
- Execute definitive agreement with selected buyer
- Announce transaction
- Progress towards closing

(a) *Extension is permitted under the merger agreement only if SHO is then in negotiations with one or more bidders and reasonably expects to reach definitive agreement within the extension period.*
(b) *Extension is permitted under the merger agreement only if SHO and the buyer have a reasonable expectation that they can consummate the sale within the extension period, and the deadline can only be extended past 10/31/19 if SHO has gotten an extension of its current default waiver under its existing credit agreements.*